Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction
eLoyalty, LLC	Colorado, USA
Global One Insurance Company	Arizona, USA
TTEC Consulting, Inc. (dba Guidon)	Delaware, USA
iKnowtion, LLC	Massachusetts, USA
Peppers & Rogers Group B.V.	Netherlands
Percepta, LLC	Delaware, USA
Revana, Inc.	Arizona, USA
rogenSi Services Pty Ltd. (Australia)	Australia
rogenSi Pty Ltd. (Australia)	Australia
rogenSi Ltd (UK)	England
Sofica Group AD	Bulgaria
TT International C.V.	Netherlands
Technology Solutions Group, Inc.	Illinois, USA
TeleTech Brasil Servicos Ltda.	Brazil
TeleTech Customer Care Management Costa Rica, S.A.	Costa Rica
TeleTech Customer Care Management Philippines, Inc.	Philippines
TeleTech Europe B.V.	Netherlands
TeleTech Financial Services Management, LLC	Delaware, USA
TeleTech Government Solutions, LLC	Colorado, USA
TeleTech Healthcare Solutions, Inc.	Delaware, USA
TeleTech International Pty. Ltd. (Austrailia)	NSW, Australia
TeleTech Mexico, S.A. de C.V.	Mexico
TeleTech New Zealand	New Zealand
TeleTech Services Corporation	Colorado, USA
Humanify, Inc.	Delaware, USA